Exhibit 99.1

MasterBrand Adds Catherine Courage to Board of Directors

BEACHWOOD, Ohio.--(BUSINESS WIRE)—June 10, 2024-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced that Catherine Courage was appointed to the Company’s Board of Directors effective as of June 6, 2024.

“We are pleased to announce Catherine’s appointment to our Board of Directors,” said Dave Banyard, President and Chief Executive Officer.  “MasterBrand will benefit from Catherine’s extensive background in technology and user experience as we continue to invest in our Tech Enabled initiatives and work to build a world class experience for our customers.”

Ms. Courage serves as Vice President at Google, leading a user experience and data science team that works on Google’s largest properties. Since taking on this role in 2016, she has led the team through major moments such as the shifts to more natural search through multi-modal input, augmented reality in commerce, and generative AI. Prior to her current role, Ms. Courage led user experience for Google's Ads business, overseeing the design and research of the full suite of products built for both customers and consumers. Before Google, Ms. Courage held numerous user experience leadership positions at DocuSign, Citrix, and Salesforce. Ms. Courage serves on the boards of the California College of Arts and Insight Enterprises, a Fortune 500 enterprise technology company. She is also a C100 Charter Member supporting Canadian technology entrepreneurship through mentorship, partnership, and investment.

Ms. Courage holds a BS from Memorial University of Newfoundland and a MASc degree in Industrial Engineering: Human Factors from the University of Toronto.

About MasterBrand:

MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 4,400 dealers, major retailers and builders. MasterBrand employs over 12,000 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.